Exhibit 1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of October 2005.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of October 2005.

Operational Statistics for the month of October 2005 and the comparative figures for the previous month are as follows:-

		October 2005	September 2005

1.	CELLULAR BUSINESS:
	Aggregated Number of GSM Cellular Service Subscribers	93.195 million	92.236 million
	- Post-paid Subscribers	47.111 million	46.602 million
	- Pre-paid Subscribers	46.084 million	45.634 million
	Aggregated Net Addition in 2005 of GSM Cellular Service Subscribers	8.928 million	7.969 million
	- Post-paid Subscribers	4.267 million	3.758 million
	- Pre-paid Subscribers	4.661 million	4.211 million
	Aggregated Number of CDMA Cellular Service Subscribers	32.173 million	31.912 million
	- Post-paid Subscribers	29.570 million	29.374 million
	- Pre-paid Subscribers	2.603 million	2.538 million
	Aggregated Net Addition in 2005 of CDMA Cellular Service Subscribers	4.359 million	4.097 million
	- Post-paid Subscribers	3.746 million	3.550 million
	- Pre-paid Subscribers	0.613 million	0.547 million

2.	INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
	Aggregated Usage Volume in 2005 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	8.9179 billion	8.1247 billion
	- Domestic Long Distance	8.7923 billion	8.0097 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1256 billion	0.1150 billion
	Aggregated Usage Volume in 2005 of Outgoing Calls of IP Telephone (minutes)	12.3492 billion	11.1381 billion
	- Domestic Long Distance	12.2349 billion	11.0343 billion
	- International, Hong Kong, Macau & Taiwan Long-Distance	0.1143 billion	0.1038 billion

3.	INTERNET SERVICES:
	Aggregated Number of Internet Subscribers	7.688 million	8.080 million

Notes:

1.      All the Aggregated Numbers recorded for the months of September 2005 and October 2005 are aggregated data reported at 24:00 on 30 September 2005 and 31 October 2005 respectively.

2.      The accounting period of all Aggregated Net Additions in 2005 and all Aggregated Usage Volumes in 2005 for the month of October 2005 is the period commencing from 0:00 on 1 January 2005 to 24:00 on 31 October 2005 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of September and October 2005 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian and Cheung Wing Lam, Linus

By Order of the Board CHINA UNICOM LIMITED YEE FOO HEI Company Secretary

Hong Kong, 18 November 2005

2